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Exhibit 99.5

CONSENT AND ACKNOWLEDGMENT

The undersigned is a proposed director of Aircastle Limited (the ‘‘Company’’). As such, the undersigned understands that such person must be included in the Company's prospectus as a proposed director. Accordingly, the undersigned hereby consents to the inclusion of the undersigned's name as a proposed director of the Company, along with a required description of the undersigned's business experience, in the Company's Registration Statement on Form S-1, including any amendments thereto, to be filed with the Securities and Exchange Commission.

July 23, 2006	/s/ John Z. Kukral
John Z. Kukral